Exhibit 10.3

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is entered into as of July 31, 2014 between Noble Corporation, an exempted company limited by shares incorporated and existing under the laws of the Cayman Islands (“Noble”), and Paragon Offshore plc, a public limited company registered in England and Wales (“Paragon”). Noble and Paragon are sometimes hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

WHEREAS, Noble and Paragon have entered into a Master Separation Agreement, dated on or about the date hereof (as amended, restated or otherwise modified from time to time in accordance with its terms, the “Master Separation Agreement”);

WHEREAS, Noble and Paragon currently contemplate that Noble Corporation plc, a company incorporated in England and Wales and the parent company of Noble (“Noble plc”), will distribute all of Paragon’s ordinary shares, nominal value $0.01 per share, as a special dividend to the shareholders of Noble plc on a pro rata basis; and

WHEREAS, pursuant to the Master Separation Agreement, the Parties have agreed that (a) Noble will provide or cause to be provided to Paragon (and/or its Affiliates) certain services and other assistance on a transitional basis during the Transition Period and (b) Paragon will provide or cause to be provided to Noble (and/or its Affiliates) certain services and other assistance on a transitional basis during the Transition Period, in each case in accordance with the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined elsewhere in this Agreement shall have the respective meanings given to such terms in the Master Separation Agreement. The following terms shall have the meaning ascribed thereto for purposes of this Agreement, including all Schedules hereto:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Brazil Services Agreement” means that certain Transition Services Agreement with respect to Brazil entered into by Noble, Paragon and certain affiliates of each of Noble and Paragon, dated on or about the date hereof, as the same may be amended, restated or otherwise modified from time to time in accordance with its terms.

“Business” means either the Noble Business or the Paragon Business (as applicable).

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions located in New York, New York shall be authorized or required by any Government Requirement to close.

“Employee Matters Agreement” means that certain Employee Matters Agreement entered into by Noble and Paragon dated on or about the date hereof, as the same may be amended, restated or otherwise modified from time to time in accordance with its terms.

“Governmental Authority” means any instrumentality, subdivision, court, administrative or other agency, commission, official or other authority of any country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any governmental, quasi-governmental or private body exercising any executive, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Requirement” means at any time (i) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (ii) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law.

“Group” means either the Noble Group or the Paragon Group (as applicable).

“Late Interest Rate” means the lesser of (i) the one month LIBOR rate plus 2.00% or (ii) the maximum rate of interest permitted to be charged by applicable Governmental Requirements.

“Noble Business” means the ownership and operation of the Noble Rigs.

“Noble Group” means Noble plc and each direct or indirect Subsidiary of Noble plc (other than Paragon and any Subsidiary of Paragon).

“Noble Rigs” means the drilling rigs identified in Exhibit A to this Agreement.

“Paragon Business” means the ownership and operation of the Paragon Rigs.

“Paragon Group” means Paragon and each direct or indirect Subsidiary of Paragon (other than Noble and any Subsidiary of Noble).

“Paragon Rigs” means the drilling rigs identified in Exhibit B to this Agreement.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or association or a Governmental Authority.

“Regardless of Cause” means, whether or not any Damages are asserted to have arisen by virtue of tort (including negligence), breach of statutory duty, breach of contract (including breach of condition) or quasi-contract, strict liability, misrepresentation, breach of any laws, regulations, rules or orders of any Governmental Requirements or otherwise, on the part of the Party or other Person seeking indemnity (or exclusion or limitation of liability). Regardless of Cause means whether or not any Damages are asserted to have been caused by or arisen by virtue of gross negligence on the part of the Party or other Person seeking indemnity (or exclusion or limitation of liability).

“Service Provider” means the Party (or its Subsidiary or Affiliate) providing a Service under this Agreement.

“Service Receiver” means the Party (or its Subsidiary or Affiliate) to whom a Service is being provided under this Agreement.

“Service Receiver Group” means the applicable Noble Group or Paragon Group receiving the Services from the Service Provider.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its Subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated on or about the date hereof, between Paragon and Noble Parent.

“Transition Period” means the period from the Effective Date until December 31, 2015.

ARTICLE II

SERVICES

Section 2.1 Services. Subject to the terms and conditions of this Agreement, (a) Noble, acting through its own or procured through its Affiliates’ and their respective employees, agents, contractors or independent third parties, agrees to provide or cause to be provided to Paragon and its Subsidiaries (solely with respect to the Paragon Business) the services set forth in Schedules A-1 to A-8 hereto and any additional services provided to Paragon or its Subsidiaries pursuant to Section 2.3 of this Agreement (the “Noble Services”), and (b) Paragon, acting through its own or procured through its Affiliates’ and their respective employees, agents, contractors or independent third parties, agrees to provide or cause to be provided to Noble and its Subsidiaries (solely with respect to the Noble Business) the services set forth in Schedule B-1 hereto and any additional services provided to Noble or its Subsidiaries pursuant to Section 2.3 of this Agreement (the “Paragon Services” and, collectively with the Noble Services, the “Services”). At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, independent third parties and consultants of the Service Provider, collectively, the “Service Provider Group”) shall be construed as being independent from the Service Receiver Group, and no such Person shall be considered or deemed to be an employee of any member of the Service Receiver Group nor entitled to any employee benefits of the Service Receiver as a result of this Agreement.

The Service Receiver acknowledges and agrees that, except as may be expressly set forth herein as a Service (including additional Services to be provided pursuant to Section 2.3 below), no member of the Service Provider Group shall be obligated to provide, or cause to be provided, any service or goods to any member of the Service Receiver Group.

Section 2.2 Service Coordinators. Each of Noble and Paragon will nominate a representative to act as the primary contact with respect to the provision of the Services as contemplated by this Agreement (the “Service Coordinators”). The initial Service Coordinators shall be Alan Hay for Noble and David Organ for Paragon. Unless Noble and Paragon otherwise agree, Noble and Paragon agree that all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be directed to the Service Coordinators in accordance with Section 11.4 hereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute hereunder; and any dispute that is not resolved by the Service Coordinators within forty-five (45) calendar days shall be resolved in accordance with the dispute resolution procedures set forth in Section 11.3. Each of Noble and Paragon may treat an act of a Service Coordinator of the other Party which is consistent with the provisions of this Agreement as being authorized by such other Party without inquiring behind such act or ascertaining whether such Service Coordinator had authority to so act; provided, however, that no such Service Coordinator shall have authority to amend this Agreement. Unless otherwise provided herein, Noble and Paragon shall advise each other promptly (in any case no more than three Business Days) in writing of any change in their respective Service Coordinators, setting forth the name of the replacement, and stating that the replacement Service Coordinator is authorized to act for such Party in accordance with this Section 2.2.

Section 2.3 Additional Services. During the period from August 1, 2014 (the “Effective Date”) until the date that is ninety (90) days after the Effective Date, Noble and Paragon may, each acting in its sole discretion, mutually agree that a Service Provider will provide additional Services to a Service Receiver. Upon the mutual written agreement as to the nature, cost, duration and scope of such additional Services, Noble and Paragon shall supplement in writing the Schedules hereto to include such additional Services.

For the avoidance of doubt, no additional Services shall extend past the end of the Transition Period.

Section 2.4 Third-Party Services. The Service Provider shall have the right, whenever it deems necessary or advisable, to hire third-party subcontractors or acquire rights from third parties to provide all or part of any Service hereunder. The Service Provider will provide to the Service Receiver all reasonably requested information regarding such third-party subcontractors. The cost of such additional third-party Services or acquisition of such rights shall be billed to and paid for by the applicable Service Receiver in the manner set forth in the applicable Schedule and Article IV.

Section 2.5 Standard of Performance. The Services to be provided hereunder shall be performed in accordance with good oilfield practice for offshore drilling and with the same general degree of care as when the Service Provider and its Affiliates performed such services within the Service Provider organization prior to the Effective Date. It is understood and agreed that the employees of the Service Provider and the other members of the Service Provider Group performing the Services are not professional providers to third parties of the types of services included in the Services and that Service Provider Group employees performing Services have other responsibilities and will not be dedicated full-time to performing Services hereunder. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SEAWORTHINESS OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY THE APPLICABLE SERVICE PROVIDER OR ANY MEMBER OF THE SERVICE PROVIDER GROUP WITH RESPECT TO THE SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL REQUIREMENTS, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED, REGARDLESS OF CAUSE, BY THE APPLICABLE SERVICE RECEIVER.

Section 2.6 Service Boundaries and Scope. Except as otherwise provided in this Agreement or a Schedule for a specific Service: (a) the Service Provider shall be required to provide, or cause to be provided, the Services only to the extent and only at the locations such Services are being provided by any member of the Service Provider Group for the applicable Business immediately prior to the Effective Date; and (b) the Services shall be available only for purposes of conducting the applicable Business substantially in the manner it was conducted immediately prior to the Effective Date. Except as otherwise provided in this Agreement or a Schedule for a specific Service, in providing, or causing to be provided, the Services, the Service Provider shall not be obligated to: (i) maintain the employment of any specific employee or hire additional employees or third-party service providers; (ii) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), software or other assets, rights or properties; (iii) make modifications to its existing systems or software; (iv) provide any member of the Service Receiver Group with access to any systems or software; (v) provide or cause to be provided any training, licensing or similar services to any person; (vi) provide any marketing, promotional, bid inquiry or similar services; (vii) provide any transportation or shipping services; or (viii) pay any costs related to the transfer or conversion of data of any member of the Service Receiver Group. Each Party in its capacity as a Service Receiver acknowledges (on its own behalf and on behalf of the other members of its respective Group) that the employees of the Service Provider or any other members of the Service Provider Group who may be assisting in the provision of Services hereunder are or may be at-will employees and, in any event, may terminate or be terminated from employment with the Service Provider or any of the other members of the Service Provider Group providing Services hereunder at any time for any reason. For the avoidance of doubt, the Services do not include any services required for or as the result of any business acquisitions, divestitures, start-ups or terminations by either Party or any other member of such Party’s Group or any similar transactions.

Section 2.7 Noble Documents and Other Information.

(A)	Except for software licensed from third parties that are not Affiliates of Noble, all software used on or in connection with any of the Noble Business (the “Noble Software”), is proprietary to Noble or its Affiliates and is hereby licensed or sublicensed non-exclusively, royalty-free to Paragon solely for use in connection with the Paragon Business and only until the earlier of the termination of this Agreement or the time at which the Service to which such Noble Software relates terminates or ceases to be provided under this Agreement. Paragon agrees not to use the licensed or sublicensed Noble Software or related documentation (other than in connection with the Paragon Business during the term of this Agreement) or to copy, modify, reverse engineer, reverse compile, or reverse assemble it. Irrespective of any terms to the contrary in this Agreement, any and all such licenses and sublicenses shall terminate as of the termination of this Agreement. Paragon shall, during the term of this Agreement and for two years thereafter, upon Noble’s reasonable request and upon reasonable prior notice from Noble, make the Paragon Rigs (or Paragon’s other places of business) available for inspection by Noble or its designated representatives (at Noble’s sole expense) for the sole purpose of confirming Paragon’s compliance with this Section 2.7(A) and subject to Noble’s obligation to keep information confidential pursuant to Article IX.

(B)	As a result of the provision of Noble Services, certain employees of the Paragon Group may receive access to computer, software, communications or information networks or systems of Noble or its Affiliates, and any related electronic or written documentation (collectively, “Noble Systems”). Paragon shall access and use only those Noble Systems for which it has been granted the right to access and use. Paragon’s right to access and use is provided for the limited purpose of supporting the Noble Services provided hereunder. Individual access to such Noble Systems is strictly limited to those employees of Paragon approved by Noble. With respect to all Noble Systems to which any employee of the Paragon Group has access as a result of the Noble Services being provided, Paragon (i) shall use such Noble Systems internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such Noble Systems available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such Noble Systems; (ii) shall comply with applicable laws governing information security and privacy and with all of Noble’s system security policies, procedures and requirements that have been provided to Paragon (“Noble Security Regulations”); and (iii) shall not tamper with, compromise or circumvent any security or audit measures employed by Noble. Paragon shall ensure that only those employees acting on its behalf who are specifically authorized to have access to the Noble Systems gain such access and prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its employees who might have access to such Noble Systems of the restrictions set forth in this Agreement and of the Noble Security Regulations.

(C)

If, at any time, (i) any employee of the Paragon Group or other Person acting on its behalf seeks to circumvent, or circumvents, the Noble Security Regulations, (ii) any unauthorized employee of the Paragon Group or Person acting on its behalf accesses the Noble Systems, or (iii) any employee or representative of the Paragon Group engages in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of Noble, Paragon shall promptly terminate any such employee’s or Person’s access to the Noble Systems and immediately notify Noble. In addition, Noble shall have the right to deny any employee of the Paragon Group or other Person acting on the Paragon Group’s behalf access to the Noble Systems in the event that Noble reasonably believes that such employee has engaged in any of the activities set forth above in this Section 2.7(C) or otherwise poses a security concern. Paragon shall cooperate with Noble in investigating any apparent unauthorized access to the Noble Systems.

(D)	Without limiting the generality of any other provision hereof, the Paragon Group shall have responsibility under this Agreement for the actions and omissions of both its employees and any other Person acting on its behalf.

(E)	To the extent Paragon no longer requires access to the Noble Systems with respect to specific software, functions, systems or services, Paragon’s access will be terminated.

Section 2.8 Paragon Documents and Other Information.

(A)	Except for software licensed from third parties that are not Affiliates of Paragon, all software used on or in connection with any of the Paragon Business (the “Paragon Software”), is proprietary to Paragon or its Affiliates and is hereby licensed or sublicensed non-exclusively, royalty-free to Noble solely for use in connection with the Noble Business and only until the earlier of the termination of this Agreement or the time at which the Service to which such Paragon Software relates terminates or ceases to be provided under this Agreement. Noble agrees not to use the licensed or sublicensed Paragon Software or related documentation (other than in connection with the Noble Business during the term of this Agreement) or to copy, modify, reverse engineer, reverse compile, or reverse assemble it. Irrespective of any terms to the contrary in this Agreement, any and all such licenses and sublicenses shall terminate as of the termination of this Agreement. Noble shall, during the term of this Agreement and for two years thereafter, upon Paragon’s reasonable request and upon reasonable prior notice from Paragon, make the Noble Rigs (or Noble’s other places of business) available for inspection by Paragon or its designated representatives (at Paragon’s sole expense) for the sole purpose of confirming Noble’s compliance with this Section 2.8(A) and subject to Paragon’s obligation to keep information confidential pursuant to Article IX.

(B)

As a result of the provision of Paragon Services, certain employees of the Noble Group may receive access to computer, software, communications or information networks or systems of Paragon or its Affiliates, and any related electronic or written documentation (collectively, “Paragon Systems”). Noble shall access and use only those Paragon Systems for which it has been granted the right to access and use. Noble’s right to access and use is provided for the limited purpose of supporting the Paragon Services provided hereunder. Individual access to such Paragon Systems is strictly limited to those employees of Noble approved by Paragon. With respect to all Paragon Systems to which any employee of the Noble Group has access as a result of the Paragon Services being provided, Noble (i) shall use such Paragon Systems internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such Paragon Systems available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such Paragon Systems; (ii) shall comply with applicable laws governing information security and privacy and with all of Paragon’s system security policies, procedures and requirements that have been provided to Noble (“Paragon Security Regulations”); and (iii) shall not tamper with, compromise or circumvent any security or audit measures employed by Paragon. Noble shall ensure that only those employees acting on its behalf who are specifically authorized to have access to the Paragon Systems gain such access and prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its employees who might have access to such Paragon Systems of the restrictions set forth in this Agreement and of the Paragon Security Regulations.

(C)	If, at any time, (i) any employee of the Noble Group or other Person acting on its behalf seeks to circumvent, or circumvents, the Paragon Security Regulations, (ii) any unauthorized employee of the Noble Group or Person acting on its behalf accesses the Paragon Systems, or (iii) any employee or representative of the Noble Group engages in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of Paragon, Noble shall promptly terminate any such employee’s or Person’s access to the Paragon Systems and immediately notify Paragon. In addition, Paragon shall have the right to deny any employee of the Noble Group or other Person acting on the Noble Group’s behalf access to the Paragon Systems in the event that Paragon reasonably believes that such employee has engaged in any of the activities set forth above in this Section 2.8(C) or otherwise poses a security concern. Noble shall cooperate with Paragon in investigating any apparent unauthorized access to the Paragon Systems.

(D)	Without limiting the generality of any other provision hereof, the Noble Group shall have responsibility under this Agreement for the actions and omissions of both its employees and any other Person acting on its behalf.

(E)	To the extent Noble no longer requires access to the Paragon Systems with respect to specific software, functions, systems or services, Noble’s access will be terminated.

Section 2.9 Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that the applicable Service Provider may make changes from time to time in the manner of performing the Services.

Section 2.10 Conflict with Laws; Business Ethics. Notwithstanding anything in this Agreement to the contrary, (a) no Service Provider nor any of its Affiliates shall undertake any actions that would or may place such Service Provider in violation of any Governmental Requirements and (b) (i) Paragon acknowledges receipt from Noble of Noble’s Code of Business Conduct and Ethics (the “Noble Code”), and (ii) Noble acknowledges receipt from Paragon of Paragon’s Code of Business Conduct and Ethics (the “Paragon Code” and, together with the Noble Code, the “Business Codes”), and each of the Parties agrees that the other Party shall not be required to take any actions that would place such Party or any other member of such Party’s Group in violation of its Business Code or any other governance or other policies of its Group, as they may be amended from time to time. Each Party agrees to notify each other Party in writing of any amendment or modification of such Party’s Business Code and provide a copy of the same within three (3) Business Days of such amendment or modification.

Section 2.11 Local Implementing Agreements; Access. The Parties recognize and agree that there may be a need to document the Services provided hereunder in or with respect to various countries from time to time. Consequently, the Parties shall enter into, or cause their respective Subsidiaries to enter into, local implementing agreements (“Local Agreements”) for Services to be provided hereunder in or with respect to such countries or geographical regions as either Noble or Paragon may reasonably request from time to time; provided, however, that the execution or performance of any such Local Agreement shall in no way alter or modify any term or condition hereof nor the effect thereof. Without limiting the generality of the foregoing, should there be any conflict between any term or condition of a Local Agreement and this Agreement, the terms and conditions of this Agreement shall prevail.

During the term of this Agreement and for so long as any Services are being provided, the Noble Group will provide the Paragon Group and its authorized representatives such access to Noble and any other member of the Noble Group and their respective employees, representatives, facilities, premises, rigs and other equipment and books and records as Paragon and its representatives may reasonably require in order to perform the Services or fulfill their respective obligations hereunder. During the term of this Agreement and for so long as any Services are being provided, the Paragon Group will provide the Noble Group and its authorized representatives such access to Paragon and any other member of the Paragon Group and their respective employees, representatives, facilities, premises, rigs and other equipment and books and records as Noble and its representatives may reasonably require in order to perform the Services or fulfill their respective obligations hereunder.

ARTICLE III

CHARGES

Section 3.1 Charges. Subject to Section 8.4(A), each Service will be provided at the price indicated in the corresponding Schedule hereto.

ARTICLE IV

PAYMENT

Section 4.1 Payment. Charges for Services shall be invoiced monthly or at such other times as provided in the applicable Schedules hereunder in one or more statements (the “Monthly Statements”) prepared by the applicable Service Provider or one or more of its Affiliates and in the form set forth in Exhibit C hereto (with Noble as Service Provider) or Exhibit D hereto (with Paragon as Service Provider). The recipient of such invoice shall make the corresponding payment no later than thirty (30) calendar days after receipt of the Monthly Statement. Each Monthly Statement shall be directed to the applicable Service Coordinator or such other person designated in writing from time to time by such Service Coordinator. The Monthly Statement shall set forth in reasonable detail, for the period covered by such Monthly Statement: (i) the Services rendered and (ii) the basis for the calculation of the costs as set forth in Section 3.1, if applicable. If the Service

Provider or one or more of its Affiliates incurs any out-of-pocket expenses (including any incremental license fees incurred by the Service Provider in connection with the performance of the Services and any travel expenses incurred at the request or with the consent of the Service Receiver) or remits funds to a third party on behalf of the Service Receiver, in either case in connection with the rendering of the Services, then the Service Provider or one or more of its Affiliates shall include such amount on a Monthly Statement to the Service Receiver, with reasonable supporting documentation, and the Service Receiver shall reimburse that amount to the Service Provider or its Affiliate (as applicable) pursuant to this Section 4.1 as part of its next monthly payment. In the event there is any dispute with respect to a Monthly Statement, the Service Receiver shall make the payment for all non-disputed portions in accordance herewith. The Service Receiver will withhold an amount that the Service Provider or its Affiliate (as applicable) is entitled to, together with interest thereon at the Late Interest Rate, as if such amount were past due. In the event it is determined that the Service Receiver is entitled to a refund of amounts actually paid by the Service Receiver hereunder, the Service Provider or its Affiliate (as applicable) shall pay the Service Receiver such overpaid amount with interest at the Late Interest Rate.

Any amount due from the Service Receiver under this Agreement that is not paid in full on or before the date such payment is due will incur a delayed payment charge on the unpaid amount from the original due date until the date paid at a per annum rate of interest equal to the Late Interest Rate.

The Service Receiver shall be responsible for all transfer taxes, excises, fees or other charges (including any sales, use, goods and services, value added or similar taxes) imposed or assessed on the Service Provider or its Affiliates as a result of the provision of Services under this Agreement. The Service Receiver shall be entitled to deduct and withhold taxes required by any Governmental Requirements to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, the Service Receiver shall (i) pay, in addition to the amount otherwise due to the Service Provider under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Service Provider will equal the full amount the Service Provider would have received had no such deduction or withholding been required, (ii) pay such deducted and withheld amount to the proper Governmental Authority, and (iii) promptly provide to the Service Provider evidence of such payment to such Governmental Authority.

Section 4.2 Reconciliation of Expenses. As expenses to provide the Services may be reconciled over time, the reconciled amounts (together with interest at the Late Interest Rate from the date such amounts were due and payable to a Party had the reconciliation not been required until the date such amounts are actually paid to such Party, if applicable), shall be included in the next applicable Monthly Statement.

ARTICLE V

TERM

Section 5.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in force until the termination of all Services in accordance with the duration of such Services set forth in the Schedules hereto or as otherwise set forth herein. Each Party shall undertake to provide to itself (either directly or through third parties other than the other Party and its Affiliates), and to terminate as soon as reasonably practicable, the Services provided to such Party hereunder. Except as otherwise provided in a Schedule with respect to a specific Service, all Services shall terminate at the end of the Transition Period.

ARTICLE VI

DISCONTINUATION OF SERVICES

Section 6.1 Discontinuation of Services. Except for those Services for which a minimum duration has been set in this Agreement or the Schedules hereto, the Service Receiver may, upon thirty (30) calendar days’ advance written notice to the Service Provider, elect to discontinue any individual Service from time to time or this Agreement in its entirety; provided, that any discontinuation of any Service will not affect the amounts payable to the Service Provider hereunder unless (and then only to the extent that) the charges for the discontinued Services are separately identified in this Agreement or the applicable Schedule. The Service Receiver shall be liable to the Service Provider for all costs and expenses the Service Provider or any member of the Service Provider Group remains obligated to pay in connection with any discontinued Service or Services, except in the case of a Service terminated by the Service Receiver pursuant to clause (ii) of the first sentence of Section 7.1.

ARTICLE VII

DEFAULT

Section 7.1 Termination for Default. In the event (i) of a failure of the Service Receiver to pay for Services in accordance with the terms of this Agreement, or (ii) of a failure of the Service Provider to perform, or cause to be performed, the Services in accordance with the terms of this Agreement, which failure described in clause (ii) above results or could reasonably result in a material adverse impact on the applicable Business of the Service Receiver, then in the case of either clause (i) or clause (ii) the non-defaulting Party shall have the right, at its sole discretion, to terminate this Agreement if the defaulting Party has (A) failed to cure the default within forty five (45) days of receipt of the written notice of default or, (B) if such default is not reasonably susceptible to cure within a 45-day period, failed to take action within forty five (45) days of receipt of the written notice of default reasonably designed to cure such default as soon as is reasonably practicable. The Service Receiver’s right to terminate this Agreement set forth in clause (ii) above and the rights set forth in Section 8.4 shall constitute the Service Receiver’s sole and exclusive rights and remedies for a breach by the Service Provider hereunder (including any breach caused by an Affiliate of the Service Provider or other third party providing a Service hereunder).

Section 7.2 Termination for Bankruptcy. In the event that a Party shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) calendar days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other Party shall have the right to terminate this Agreement by providing written notice in accordance with Section 11.4.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Liabilities and Indemnities.

(A)	Indemnity by the Service Receiver. EACH PARTY IN ITS CAPACITY AS A SERVICE RECEIVER SHALL FULLY INDEMNIFY AND DEFEND THE OTHER PARTY IN ITS CAPACITY AS A SERVICE PROVIDER AND ITS AFFILIATES (THE “SERVICE PROVIDER INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LIABILITY, DEMANDS, CLAIMS, ACTIONS OR CAUSES OF ACTION, ASSESSMENTS, LOSSES, DAMAGES, FINES, PENALTIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES BUT EXCLUDING TAXES, AS DEFINED IN THE TAX SHARING AGREEMENT) (“DAMAGES”) DIRECTLY OR INDIRECTLY RELATED TO THE PROVISION OF SERVICES BY THE SERVICE PROVIDER UNDER THIS AGREEMENT, INCLUDING DAMAGES CAUSED BY THE SERVICE RECEIVER’S BREACH OF THIS AGREEMENT AND DAMAGES CAUSED BY ANY SERVICE PROVIDER INDEMNIFIED PARTY TO ANY OF THE RIGS, RELATED EQUIPMENT OR OTHER ASSETS OR PERSONNEL OF THE SERVICE RECEIVER, EXCEPT ONLY TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OF THE APPLICABLE SERVICE PROVIDER OR ITS AFFILIATES. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY REGARDLESS OF CAUSE. THIS INDEMNIFICATION SHALL SURVIVE AND CONTINUE IN FULL FORCE AND EFFECT NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR ANY REASON WHATSOEVER.

(B)	Indemnity by the Service Provider. EACH PARTY IN ITS CAPACITY AS A SERVICE PROVIDER SHALL FULLY INDEMNIFY AND DEFEND THE OTHER PARTY IN ITS CAPACITY AS A SERVICE RECEIVER AND ITS AFFILIATES FROM AND AGAINST ANY AND ALL DAMAGES DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT ONLY TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OF THE APPLICABLE SERVICE PROVIDER OR ITS AFFILIATES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT (REGARDLESS OF CAUSE) SHALL A SERVICE PROVIDER BE LIABLE TO A SERVICE RECEIVER AND ITS AFFILIATES WITH RESPECT TO CLAIMS ARISING OUT OF THIS AGREEMENT FOR AMOUNTS IN THE AGGREGATE EXCEEDING THE AGGREGATE SERVICE CHARGES PAID TO THE APPLICABLE PARTY AS A SERVICE PROVIDER UNDER THIS AGREEMENT IN THE ONE-MONTH PERIOD PRIOR TO THE OCCURRENCE GIVING RISE TO THE DAMAGES (OR IF OCCURRING IN THE FIRST MONTH FOLLOWING THE EFFECTIVE DATE, SUCH AMOUNTS SHALL EQUAL THE AMOUNTS EXPECTED TO BE PAID TO THE SERVICE PROVIDER IN SUCH MONTH BY WAY OF EXTRAPOLATION ON THE AMOUNTS PAID DURING SUCH SHORTER PERIOD).

(C)	Indemnification Procedures.

(i)	Third-Party Claim. The indemnification obligation pursuant to Section 8.1(A) for each Party as a Service Receiver and the indemnification obligation pursuant to Section 8.1(B) for each party as a Service Provider, in each case, with respect to Damages claimed or asserted against a person claiming indemnification under this Agreement (an “Indemnified Party”) by a third party (that third-party claim or assertion, a “Claim”), are subject to the following terms and conditions:

(1)	The Indemnified Party shall, with reasonable promptness after the Indemnified Party has notice of a Claim, (A) notify the Party from whom indemnification is sought (the “Indemnifying Party”) of the existence of that Claim and (B) transmit to the Indemnifying Party a notice (a “Claim Notice”) describing, in reasonable detail, the nature of the Claim, and copies of any papers served with respect to such Claim. Within thirty (30) calendar days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (A) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII with respect to such Claim and (B) whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Claim. If the Indemnifying Party does not notify the Indemnified Party within the Election Period that the Indemnifying Party disputes its potential liability with respect to such Claim, any Damages resulting from such Claim shall be payable by the Indemnifying Party under this Agreement. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification under this Agreement), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests or those of the Indemnifying Party.

(2)

If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Claim, then this Section 8.1(C)(i)(2) shall apply (but not otherwise) and the Indemnifying Party shall have the right to defend, at its sole cost and expense (if it is determined that the Indemnified Party is entitled to indemnification under this Agreement), such Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8.1(C)(i)(2). The Indemnified Party may, at its own cost and expense, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 8.1(C)(i)(2). Notwithstanding anything in this Section 8.1(C)(i)(2) to the contrary, the Indemnifying Party may not, without the express written consent of the Indemnified Party, agree to any compromise or settlement which does not include an unconditional release of the Indemnified Party from all Damages.

(3)	If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Claim or if the Indemnifying Party elects to assume the defense of the Claim but fails to satisfy its obligations under Section 8.1(C)(i)(2), then this Section 8.1(C)(i)(3) shall apply (but not otherwise) and the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if it is determined that the Indemnified Party is entitled to indemnification under this Agreement), the Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party to a final conclusion or settled at the discretion of the Indemnified Party. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement of such defense and proceedings, provided that the Indemnifying Party shall not be liable for any such compromise or settlement unless such compromise or settlement is made with the Indemnifying Party’s express written consent (which shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may, at its own cost and expense, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnified Party pursuant to this Section 8.1(C)(i)(3).

(4)	Notwithstanding anything in this Section 8.1(C)(i) to the contrary, to the extent (A) the Indemnifying Party has delivered a notice to the Indemnified Party that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII and (B) such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnifying Party’s defense pursuant to Section 8.1(C)(i)(2) or the Indemnified Party’s defense pursuant to Section 8.1(C)(i)(3), and the Indemnified Party shall reimburse the Indemnifying Party in full for all of those costs and expenses.

(ii)	No Third-Party Claim. In the event any Indemnified Party claims indemnification against any Indemnifying Party under this Agreement but that claim for indemnification does not involve a Claim, the Indemnified Party shall (A) notify the Indemnifying Party and (B) transmit to the Indemnifying Party a notice (an “Indemnity Notice”) describing, in reasonable detail, the nature of the claim. Within thirty (30) calendar days after receipt of any Indemnity Notice, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that the Indemnifying Party disputes its potential liability with respect to such Indemnity Notice, any Damages resulting from such Indemnity Notice shall be payable by the Indemnifying Party under this Agreement.

(iii)	The provisions of this Section 8.1(C) are in all cases subject to the limitations set forth in Sections 8.1 and 8.2 and elsewhere in this Agreement.

Section 8.2 Limitations on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS ARTICLE VIII. FOR PURPOSES OF THIS ARTICLE VIII, “CONSEQUENTIAL DAMAGES” MEANS ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES).

Section 8.3 Limited Recourse. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (A) NO AFFILIATE OF ANY PARTY WILL HAVE ANY LIABILITY OR RESPONSIBILITY FOR, RELATING TO OR IN CONNECTION WITH A PARTY’S FAILURE TO PERFORM ANY TERM, COVENANT, CONDITION OR PROVISION OF THIS AGREEMENT AND (B) IN PURSUING ANY REMEDY FOR ANY PARTY’S BREACH OF ANY TERM, COVENANT, CONDITION OR PROVISION OF THIS AGREEMENT OR OF ANY DUTY OR STANDARD OF CONDUCT BASED ON NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR PERSONAL INJURY OR OTHER TORT OR VIOLATION OF APPLICABLE GOVERNMENTAL REQUIREMENTS, OR OTHERWISE, THE OTHER PARTY WILL NOT HAVE RECOURSE AGAINST ANY PERSON OTHER THAN THE DEFAULTING OR BREACHING PARTY ITSELF NOR AGAINST ANY ASSETS OTHER THAN THE ASSETS OF THE DEFAULTING OR BREACHING PARTY ITSELF.

Section 8.4 Limitation on Remedies. The Parties hereby acknowledge and agree that:

(A)

In the event Noble fails to provide the Noble Services (or a portion thereof) in accordance herewith, the sole and exclusive remedy of Paragon shall be (i) to make a claim for indemnification pursuant to Section 8.1(B) (if available), (ii) to have the Service (or relevant portion) reperformed, without having to reimburse Noble for its direct internal cost of such reperformance, (iii) to withhold payment for such Service, (iv) to the extent applicable, to have the right to terminate the Agreement under Section 6.1 or (v) pursue its rights under Section 11.12. In the event Paragon fails to provide the Paragon Services (or a portion thereof) in accordance herewith, the sole and exclusive remedy of Noble shall be (i) to make a claim for indemnification pursuant to Section 8.1(B) (if available), (ii) to have the Service (or relevant portion) reperformed, without having to reimburse Paragon for its direct internal cost of such reperformance, (iii) to withhold payment for such Service, (iv) to the extent applicable, to have the right to terminate the Agreement under Section 6.1 or (v) pursue its rights under Section 11.12. Either Party may pursue more than one remedy at the same time but ultimately may not recover more than once. Such rights are the Parties’ sole remedy for any non-performance, inadequate performance, faulty performance or other failure or breach by a Service Provider under or relating to this Agreement. EXCEPT AS SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 8.4(A), PARAGON HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO CLAIM, COLLECT OR RECEIVE DAMAGES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY NOBLE UNDER OR RELATING TO THE NOBLE SERVICES, REGARDLESS OF CAUSE EXCEPT ONLY TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OF NOBLE OR ITS AFFILIATES. EXCEPT AS SET FORTH IN THE SECOND SENTENCE OF THIS SECTION 8.4(A),

NOBLE HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO CLAIM, COLLECT OR RECEIVE DAMAGES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY PARAGON UNDER OR RELATING TO THE PARAGON SERVICES, REGARDLESS OF CAUSE EXCEPT ONLY TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OF PARAGON OR ITS AFFILIATES.

(B)	Without limiting the generality of any other provision hereof, it is not the intent of either Party (or their Affiliates) in its capacity as a Service Provider to render professional advice or opinions, whether with regard to tax, legal, treasury, finance, intellectual property, employment or other matters; no Party in its capacity as a Service Receiver shall rely on any Service rendered by or on behalf of the Service Provider or its Affiliates for such professional advice or opinions; and notwithstanding the Service Receiver’s receipt of any proposal, recommendation or suggestion in any way relating to tax, legal, treasury, finance, intellectual property, employment or any other subject matter, the Service Receiver shall seek all third-party professional advice and opinions as it may desire or need, and in any event the Service Receiver shall be solely responsible for and assume all risks associated with the Services, except to the limited extent set forth in this Section; and, with respect to any software or documentation within the Services, the Service Receiver shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software.

(C)	A material inducement to the provision of the Noble Services is the limitation of liability, damages and recourse set forth herein and the release and indemnity provided by Paragon. A material inducement to the provision of the Paragon Services is the limitation of liability, damages and recourse set forth herein and the release and indemnity provided by Noble.

(D)	Without limiting the generality of any other provision hereof, none of Noble nor its Affiliates shall have any liability or responsibility for any loss of or Damage to any of the Paragon Rigs or any related equipment or parts, which such liability, responsibility and risk shall be for the account of Paragon and its Affiliates, Regardless of Cause. Without limiting the generality of any other provision hereof, none of Paragon nor its Affiliates shall have any liability or responsibility for any loss of or Damage to any of the Noble Rigs or any related equipment or parts, which such liability, responsibility and risk shall be for the account of Noble and its Affiliates, Regardless of Cause.

Section 8.5 Express Negligence. EXCEPT AS OTHERWISE EXPRESSED THEREIN, THE INDEMNITY, RELEASES AND LIMITATIONS ON DAMAGES, RECOURSE AND LIABILITIES IN THIS AGREEMENT (INCLUDING ARTICLES II AND VIII) ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, REGARDLESS OF CAUSE.

ARTICLE IX

CONFIDENTIALITY

Section 9.1 Confidentiality. The Parties each acknowledge and agree that the terms of the Master Separation Agreement shall apply to information, documents, plans and other data made available or disclosed by one Party to the other in connection with this Agreement, including any such information Paragon may gain from access to the Noble Systems or that Noble may gain from access to the Paragon Systems.

ARTICLE X

FORCE MAJEURE

Section 10.1 Effect and Definition. No failure or omission by either Party to perform or carry out its obligations in accordance with this Agreement (other than the obligation to make payment) shall give rise to any claim by the other Party or be deemed a breach of this Agreement if such failure or omission arises from a Force Majeure Event. “Force Majeure Event” shall mean any event or circumstance that is beyond the reasonable control of the Party affected thereby, including lightning, earthquakes, tornadoes, hurricanes, floods, wash outs, storms, fires, explosions, epidemics, acts of God, other natural disasters, acts of the public enemy, computer crimes, cyber terrorism, actions by any Governmental Authority or other governmental interference, insurrections, riots, civil disturbance, sabotage, terrorism, threats of sabotage or terrorism, vandalism, wars and war like actions (whether declared or undeclared and whether actual, pending or expected), confiscation, seizure, arrests or other restraints by a Governmental Authority, blockades, embargoes, boycotts, strikes, lockouts, labor unrest and other labor disputes, and any shortage of adequate power or transportation facilities.

Section 10.2 Notification Requirements. The Party claiming to be affected by a Force Majeure Event shall, as soon as reasonably practicable, notify the other Party of the beginning and end of any event claimed to be a Force Majeure Event and use commercially reasonable efforts to resume performance in accordance with this Agreement as soon as is reasonably practicable after the end of the Force Majeure Event.

Section 10.3 Cooperation. The Parties shall cooperate in reasonable respects with each other to find alternative means and methods for the provision of any suspended Service with respect to a Force Majeure Event.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Construction Rules.

(A)	A reference to an Article, Section, Exhibit or Schedule shall mean an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

(B)	The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”

(C)	The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(D)	The word “or” when used in this Agreement will not be exclusive.

(E)	Words in the singular when used in this Agreement will be held to include the plural.

(F)	Unless specifically stated otherwise, all dollar amounts referred to in this Agreement or required to be paid pursuant to this Agreement are expressed in and shall be paid in United States Dollar funds.

Section 11.2 Entire Agreement. This Agreement, the Master Separation Agreement, the Ancillary Agreements (as defined in the Master Separation Agreement) and the Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 11.3 Governing Law.

(A)	This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.

(B)

The procedures for discussion, negotiation and arbitration set forth in Article VI of the Master Separation Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to, this Agreement any alleged breach hereof, or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), the construction, interpretation, enforcement or validity hereof or thereof (a “Dispute”). Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in Article VI of the Master Separation Agreement shall be the sole and exclusive remedy in connection with any Dispute and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as set forth in Section 6.1 of the Master Separation Agreement.

(C)	Each Party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any Dispute to which this Section 11.3 applies.

Section 11.4 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.

Section 11.5 Counterparts. This Agreement, including the Exhibits and Schedules hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 11.6 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. This Agreement may not be assigned by any Party, except that either Party in its capacity as a Service Provider may assign any or all of its rights, interests and obligations hereunder to an Affiliate in order to provide any Service hereunder, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, and provided further that no such assignment shall release Noble or Paragon, as the case may be, from any liability or obligation under this Agreement.

Section 11.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of Noble, Paragon and any Affiliate of either Party providing Services hereunder and is not intended to confer upon any other Person except such Persons any rights or remedies hereunder, and except for any Indemnified Party under Article VIII.

Section 11.8 Severability. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 11.10 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties.

Section 11.11 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 11.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or the Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 11.13 Construction. This Agreement shall be construed as if jointly drafted by Noble and Paragon and, except as set forth in this Section 11.13, no rule of construction or strict interpretation shall be applied against any Party.

Section 11.14 Relationship of Parties. Each Party in its capacity as a Service Receiver understands and agrees that the Service Provider’s relationship to such Party as a Service Receiver under this Agreement is strictly a contractual arrangement on the terms and conditions set forth in this Agreement, that no fiduciary, trust, partnership, joint venture, agency or advisory relationship exists between either Party as a Service Provider and the other Party as a Service

Receiver, that all Services are provided by the Service Provider as an independent contractor and that each Party in its capacity as a Service Receiver hereby waives any and all rights that it may otherwise have under applicable Governmental Requirements to make any claims or take any action against the other Party (or any of its Affiliates) as a Service Provider based on any theory of agency, fiduciary duty, relationship of trust or other special standard of care.

Section 11.15 Further Assurances. From time to time, each Party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as either Party may reasonably require to carry out the terms of this Agreement.

Section 11.16 Survival. The Parties agree that Articles IV, VIII, IX, and XI and any limitations on liability or responsibility and any exculpatory, disclaimer, waiver or similar provisions will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of Services rendered or any other amounts due to the Service Provider under this Agreement prior to termination.

[Remainder of Page intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NOBLE CORPORATION

By:	/s/ David W. Williams
Name:	David W. Williams
Title:	President and Chief Executive Officer

PARAGON OFFSHORE PLC

By:	/s/ Steven A. Manz
Name:	Steven A. Manz
Title:	Senior Vice President and Chief Financial Officer